Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Ian Bailey

(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN REPORTS BETTER THAN EXPECTED FOURTH

QUARTER EARNINGS AND 2010 OUTLOOK

MIAMI – January 28, 2010 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced earnings for the fourth quarter and full year of 2009 and provided guidance for 2010.

Key Highlights

•

Fourth quarter 2009 net income increased to $3.4 million, or $0.02 per share, compared to net income of $1.5 million, or $0.01 per share in 2008. The results were better than the company’s previous guidance of a loss of approximately ($0.05) per share due to stronger than expected revenues and continued good cost discipline.

•	Net Yields for the fourth quarter decreased 7.2% as compared to 2008 and guidance of a 7% to 8% decline.
•	Net Cruise Costs per APCD (“NCC”) for the fourth quarter decreased 10.5% versus 2008. NCC excluding fuel for the fourth quarter declined 8.8% versus 2008.
•	For the full year 2009, Net Yields declined 14.2%; NCC excluding fuel declined 7.0%; and earnings per share were $0.75.
•	The company noted an improving booking environment and expects Net Yields for 2010 to improve 3% to 6% versus 2009. First quarter 2010 Net Yields are expected to improve approximately 2%.
•

NCC excluding fuel are expected to be flat to slightly up for the full year of 2010 and up around 1% in the first quarter.  After adjusting for changes in currency, NCC excluding fuel are forecasted to be flat to down slightly for the first quarter and the full year.

•

EPS for the year (assuming current fuel prices) is expected to be in the range of $2.00 to $2.20 including $0.39 related to a legal settlement. The first quarter EPS is expected to be in the range of $0.25 to $0.30.

“Good cost discipline and better than expected revenues have enabled us to end 2009 on a decidedly upbeat note,” said Richard D. Fain, chairman and chief executive officer. “We’re happy to say goodbye to 2009 and pleased to embark on 2010 with an outlook of solid yield improvement, strong cost controls and improving returns to our shareholders.” Fain continued, “We are also benefiting from the terrific success of our latest Oasis- and Solstice-class vessels. These ships are generating very healthy returns due to high guest satisfaction, excellent revenues and lower operating costs.”

Fourth Quarter 2009 Results

Royal Caribbean Cruises Ltd. today announced net income for the fourth quarter 2009 of $3.4 million, or $0.02 per share, compared to net income of $1.5 million, or $0.01 per share, in 2008.

Revenues were unchanged year over year at $1.5 billion for the fourth quarter of both 2009 and 2008. Net Yields decreased 7.2% from the prior year or 9.7% after adjusting for year over year changes in currency. Net Yields were at the upper end of previous guidance due to strength in both ticket and onboard revenues.

NCC decreased 10.5% from the prior year or 12.4% after adjusting for changes in currency. NCC excluding fuel, declined 8.8% from the prior year or 11.2% after adjusting for changes in currency.

Fuel costs were $5.0 million higher than the company’s previous calculations. Fourth quarter pricing averaged $500 per metric ton and consumption was 325.2 thousand metric tons.

Full Year 2009 Results

Net income for the full year 2009 was $162.4 million, or $0.75 per share, compared to net income of $573.7 million, or $2.68 per share, for the full year 2008. Revenues for the full year 2009 declined to $5.9 billion from revenues of $6.5 billion for the full year 2008. Fuel costs per metric ton decreased 18% to $486 for the full year and consumption was 1,235,000 metric tons. Fuel expenses for the year would have been higher if not for a 3.7% consumption improvement per APCD during 2009. Since 2005 the company has reduced energy consumption per APCD by 11%.

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Revenue Environment

The company reported that early “wave season” bookings have been encouraging and that since the beginning of September, new bookings have been running approximately 30% higher than the corresponding period a year ago. Current price levels are also ahead of the same time last year across the majority of the company’s product groups.

The company reported that booked load factors and average per diems are ahead of same time last year for all four quarters and the full year. The company expects net yields to increase approximately 2% for the first quarter and between 3% and 6% for the full year. After adjusting for changes in currency, Net Yields are forecasted to be around flat in the first quarter and increase 3% to 5% for the full year.

“Wave season is off to a promising start,” said Brian J. Rice, executive vice president and chief financial officer. “It is still early in the selling cycle for 2010, but our order book is stronger and prices are higher than at this same time last year. We clearly are not at pre-recession demand levels, but we are pleased to see solid yield recovery underway.”

Legal Settlement

In addition to the previously disclosed $0.30 per share legal settlement, a further $0.09 per share gain will be recognized related to the settlement in the first quarter. As a result, a total of $0.39 will be recorded as a one-time gain in other income/(expense) during the first quarter of 2010.

Expense Guidance

NCC are forecasted to be flat for the first quarter and flat to up slightly for the full year 2010. After adjusting for changes in currency, NCC are forecasted to decline approximately (1%) in the first quarter and be flat for the full year.

Excluding fuel, NCC are expected to increase approximately 1% for the first quarter and are expected to be flat to up slightly for the full year. After adjusting for changes in currency, NCC excluding fuel are forecasted to be flat to down slightly for the first quarter and the full year.

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Fuel Expense

The company does not forecast fuel price changes and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $163 million and $687 million of fuel expense in its first quarter and full year 2010 guidance, respectively.

The company’s fuel consumption is currently 58% hedged for the first quarter. In keeping with its previously disclosed hedging strategy, forecasted consumption is now 50% hedged in 2010, 50% hedged in 2011 and 15% hedged in 2012.

	First Quarter 2010	Full Year 2010
Fuel Consumption	320,000 mt	1,379,000 mt
Fuel Expenses	$163 Million	$687 Million
Percent Hedged (forward consumption)	58%	50%
Impact of 10% change in fuel prices	$7 Million	$34 Million

Forward Guidance Summary

The company provided the following estimates for the first quarter and full year 2010. Except for EPS, interest expense and depreciation & amortization, all estimates are as compared to the first quarter and full year 2009, respectively.

	First Quarter 2010	Full Year 2010
EPS	$0.25 - $0.30	$2.00 - $2.20
Capacity	9.2%	11.4%
Net Yields	Approx. 2%	3% to 6%
Net Cruise Costs per APCD	Approx. Flat	Flat to up slightly
Net Cruise Costs per APCD, excluding Fuel	Approx. 1%	Flat to up slightly
Depreciation and Amortization	$155 to $160 Million	$640 to $660 Million
Interest Expense	$82 to $87 Million	$330 to $350 Million

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Liquidity and Financing Arrangements

As of December 31, 2009, liquidity was $0.9 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facility. The company recently announced financing arrangements for Allure of the Seas and further commented that outside of possible opportunistic actions, it does not anticipate a need to access the capital markets during 2010.

Capital Expenditures and Capacity Guidance

Based on current ship orders, projected capital expenditures for 2010, 2011 and 2012 are unchanged at $2.2 billion, $1.0 billion, and $1.0 billion, respectively.

Capacity increases for the same three years are 11.4%, 8.9% and 2.7%, respectively.

Conference Call Scheduled

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

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Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

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Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France. The company has a combined total of 38 ships in service and four under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaraclubcruises.com or www.rclinvestor.com.

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Certain statements in this release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “plan”, “project”, “seek”, “should”, “will”, and similar expressions are intended to identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the continuing adverse impact of the worldwide economic downturn and the persistent U.S. unemployment rate on the demand for cruises, the impact of the economic downturn on the availability of our credit facility and our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us, the uncertainties of conducting business internationally and expanding into new markets, the volatility in fuel prices and foreign exchange rates, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, airfare for our shipboard personnel, insurance and security costs, impact of problems encountered at shipyards and their subcontractors including insolvency or financial difficulties, vacation industry competition and changes in industry capacity and overcapacity, the impact of compliance with or changes in tax, environmental, health, safety and other laws and regulations affecting our business or our principal shareholders, the impact of pending or threatened litigation, enforcement actions, fines or penalties, the impact of delayed or cancelled ship orders, the impact of emergency ship repairs, including the related lost revenue, the impact on prices of new ships due to shortages in available shipyard facilities, component parts and shipyard consolidations, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties and the unavailability or cost of air service, the international political climate, fears of terrorist and pirate attacks, armed conflict and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, the impact of changes or disruptions to external distribution channels for our guest bookings, the loss of key personnel or our inability to retain or recruit qualified personnel, changes in our stock price or principal shareholders, uncertainties of a foreign legal system as we are not incorporated in the United States, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Passenger ticket revenues	$1,029,236	$1,054,088	$4,205,709	$4,730,289
Onboard and other revenues	422,431	402,189	1,684,117	1,802,236
Total revenues	1,451,667	1,456,277	5,889,826	6,532,525
Cruise operating expenses:
Commissions, transportation and other	256,517	274,003	1,028,867	1,192,316
Onboard and other	109,436	94,405	457,772	458,385
Payroll and related	176,476	169,870	681,852	657,721
Food	90,562	87,090	345,272	342,620
Fuel	162,586	182,200	600,203	722,007
Other operating	241,668	267,252	957,136	1,030,617
Total cruise operating expenses	1,037,245	1,074,820	4,071,102	4,403,666
Marketing, selling and administrative expenses	185,655	183,918	761,999	776,522
Depreciation and amortization expenses	146,412	133,980	568,214	520,353
Operating Income	82,355	63,559	488,511	831,984

Other income (expense):
Interest income	1,902	2,973	7,016	14,116
Interest expense, net of interest capitalized	(78,311)	(87,718)	(300,012)	(327,312)
Other (expense) income	(2,593)	22,665	(33,094)	54,934
	(79,002)	(62,080)	(326,090)	(258,262)
Net Income	$3,353	$1,479	$162,421	$573,722

Earnings Per Share:
Basic	$0.02	$0.01	$0.76	$2.69
Diluted	$0.02	$0.01	$0.75	$2.68

Weighted-Average Shares Outstanding:
Basic	213,925	213,575	213,809	213,477
Diluted	216,386	213,789	215,295	214,195

STATISTICS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Passengers Carried	1,012,059	923,806	3,970,278	4,017,554

Passenger Cruise Days	7,397,151	6,938,413	28,503,046	27,657,578

APCD	7,335,032	6,823,470	27,821,224	26,463,637
Occupancy	100.8%	101.7%	102.5%	104.5%

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$284,619	$402,878
Trade and other receivables, net	338,804	271,287
Inventories	107,877	96,077
Prepaid expenses and other assets	180,997	125,160
Derivative financial instruments	114,094	81,935
Total current assets	1,026,391	977,337

Property and equipment, net	15,268,053	13,878,998
Goodwill	792,373	779,246
Other assets	1,146,677	827,729
	$18,233,494	$16,463,310

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$756,215	$471,893
Accounts payable	264,554	245,225
Accrued interest	147,547	128,879
Accrued expenses and other liabilities	487,764	687,369
Customer deposits	1,059,524	968,520
Hedged firm commitments	33,426	172,339
Total current liabilities	2,749,030	2,674,225
Long-term debt	7,663,555	6,539,510
Other long-term liabilities	321,192	446,563

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
224,258,247 and 223,899,076 shares issued, December 31, 2009	2,243	2,239
and December 31, 2008, respectively)
Paid-in capital	2,973,495	2,952,540
Retained earnings	4,754,950	4,592,529
Accumulated other comprehensive income (loss)	182,733	(319,936)
Treasury stock (10,308,683 and 11,076,701 common shares at cost, December 31, 2009 and December 31, 2008, respectively)	(413,704)	(424,360)
Total shareholders' equity	7,499,717	6,803,012
	$18,233,494	$16,463,310

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2009	2008
	(unaudited)
Operating Activities
Net income	$162,421	$573,722
Adjustments:
Depreciation and amortization	568,214	520,353
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(3,633)	28,150
Increase in inventories	(11,295)	(140)
(Increase) decrease in prepaid expenses and other assets	(3,085)	12,884
Increase in accounts payable	16,424	22,322
Increase (decrease) in accrued interest	18,668	(3,571)
Increase in accrued expenses and other liabilities	15,391	39,766
Increase (decrease) in customer deposits	32,038	(118,541)
Other, net	49,738	(3,690)
Net cash provided by operating activities	844,881	1,071,255

Investing Activities
Purchases of property and equipment	(2,477,549)	(2,223,534)
Cash received on settlement of derivative financial instruments	110,830	269,815
Loans and equity contributions to unconsolidated affiliates	(181,683)	(52,323)
Proceeds from the sale of Celebrity Galaxy	290,928	-
Proceeds from sale of investment in Island Cruises	-	51,400
Other, net	(16,983)	(22,607)
Net cash used in investing activities	(2,274,457)	(1,977,249)

Financing Activities
Proceeds from issuance of debt	2,317,158	2,223,402
Debt issuance costs	(61,157)	(23,872)
Repayments of debt	(948,467)	(987,547)
Dividends paid	-	(128,045)
Proceeds from exercise of common stock options	569	3,817
Other, net	4,103	(4,369)
Net cash provided by financing activities	1,312,206	1,083,386

Effect of exchange rate changes on cash	(889)	(5,298)

Net (decrease) increase in cash and cash equivalents	(118,259)	172,094
Cash and cash equivalents at beginning of period	402,878	230,784
Cash and cash equivalents at end of period	$284,619	$402,878

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$288,458	$321,206

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ROYAL CARIBBEAN CRUISES LTD.

NON-GAAP RECONCILING INFORMATION

(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Passenger ticket revenues	$1,029,236	$1,054,088	$4,205,709	$4,730,289
Onboard and other revenues	422,431	402,189	1,684,117	1,802,236
Total revenues	1,451,667	1,456,277	5,889,826	6,532,525
Less:
Commissions, transportation and other	256,517	274,003	1,028,867	1,192,316
Onboard and other	109,436	94,405	457,772	458,385
Net revenues	$1,085,714	$1,087,869	$4,403,187	$4,881,824

APCD	7,335,032	6,823,470	27,821,224	26,463,637
Gross Yields	$197.91	$213.42	$211.70	$246.85
Net Yields	$148.02	$159.43	$158.27	$184.47

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Total cruise operating expenses	$1,037,245	$1,074,820	$4,071,102	$4,403,666
Marketing, selling and administrative expenses	185,655	183,918	761,999	776,522
Gross Cruise Costs	1,222,900	1,258,738	4,833,101	5,180,188
Less:
Commissions, transportation and other	256,517	274,003	1,028,867	1,192,316
Onboard and other	109,436	94,405	457,772	458,385
Net Cruise Costs	$856,947	$890,330	$3,346,462	$3,529,487

APCD	7,335,032	6,823,470	27,821,224	26,463,637
Gross Cruise Costs per APCD	$166.72	$184.47	$173.72	$195.75
Net Cruise Costs per APCD	$116.83	$130.48	$120.28	$133.37

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	December 31,	December 31,
	2009	2008
Long-term debt, net of current portion	$7,663,555	$6,539,510
Current portion of long-term debt	756,215	471,893
Total debt	8,419,770	7,011,403
Less: Cash and cash equivalents	284,619	402,878
Net Debt	$8,135,151	$6,608,525

Total shareholders' equity	$7,499,717	$6,803,012
Total debt	8,419,770	7,011,403
Total debt and shareholders' equity	15,919,487	13,814,415
Debt-to-Capital	52.9%	50.8%
Net Debt	8,135,151	6,608,525
Net Debt and shareholders' equity	$15,634,868	$13,411,537
Net Debt-to-Capital	52.0%	49.3%

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